                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                           Onyx Acceptance Corporation


                          COMMON STOCK, par value $0.01


                                    682914106


        Pamela B. Johnson, Esq., P. O. Box 5041, Thousand Oaks, CA 91359
                                 (818) 597-3754




                                 October 4, 2000

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 2
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Lincolnshire Associates, Ltd.
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           WC
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       90,000
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |      -0-
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       90,000
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          90,000
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.71%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                PN
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 3
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Portshire Corp.
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           AF
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       90,000
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       90,000
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          90,000
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.71%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                CO
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 4
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Edmundson International, Inc.
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           AF
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           California
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       90,000
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       90,000
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          90,000
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.71%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                CO
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 5
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Consolidated Electrical Distributors, Inc.
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           AF
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       90,000
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       90,000
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          90,000
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               1.71%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
               CO
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 6
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Employees' Retirement Plan of Consolidated Electrical Distributors, Inc.
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           WC
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           California
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       426,700
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |      426,700
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          426,700
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                8.10%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                EP
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 7
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Galashiels Fund, Ltd.
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           WC
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Illinois
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       80,000
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       -0-
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       80,000
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       -0-
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          80,000
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.52%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                CO
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 8
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Keith W. Colburn Retirement Plan
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           WC
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Illinois
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       24,500
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       24,500
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          24,500
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .47%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                EP
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 9
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Keith W. Colburn Trust
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           WC
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Illinois
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       -0-
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       24,500
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       -0-
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       24,500
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          24,500
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                .47%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                OO
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------------------------------------------------------

CUSIP No.  682914106               SCHEDULE 13D/A                      Page 10
-------------------------------------------------------------------------------

    1      NAME OF REPORTING PERSON
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                David D. Colburn
------------------------------------------------------------------------------

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [X]
------------------------------------------------------------------------------

    3      SEC USE ONLY
------------------------------------------------------------------------------

    4      SOURCE OF FUNDS
           PF
------------------------------------------------------------------------------

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]
------------------------------------------------------------------------------

    6      CITIZENSHIP OR PLACE OF ORGANIZATION
           Illinois
-------------------------------------------------------------------------------
               |     |
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |       3,000
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  8  |   SHARED VOTING POWER
 REPORTING     |     |       90,000
PERSON WITH    |_____|________________________________________________________
               |     |
               |  9  |   SOLE DISPOSITIVE POWER
               |     |       3,000
               |-----|--------------------------------------------------------
               |     |
               | 10  |   SHARED DISPOSITIVE POWER
               |     |       90,000
---------------|-----|---------------------------------------------------------

   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          93,000
------------------------------------------------------------------------------

   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                             [ ]
------------------------------------------------------------------------------

   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                1.77%
------------------------------------------------------------------------------

   14     TYPE OF REPORTING PERSON*
                IN
-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 682914106                    13D                          1 OF 5
                                 Amendment No. 3

                                  INTRODUCTION

         Lincolnshire Associates, Ltd., a Texas limited partnership, hereby files this Amendment No. 3 (the "Amendment") to Statement on Schedule 13D (the "Statement") on behalf of the Reporting Persons identified in Item 2 below pursuant to the Agreement With Respect to Schedule 13D attached to the Statement as Exhibit 7(1). Defined terms not otherwise defined herein have the meanings ascribed thereto in the Statement. This Amendment corrects prior clerical errors.

         Only those Items amended are reported herein.


         Item 2:  Identity and Background.
         Item 2(i), Keith W. Colburn, is deleted because shares that were owned by the Keith W. Colburn Trust have been previously reported as belonging to Keith W. Colburn. These errors have been corrected. The following is added:

         D. Colburn.
         D. Colburn's place of business is 555 Skokie Blvd., Suite 555, Northbrook, Illinois 60062. D. Colburn is a private investor. D. Colburn is a member of the Investment Committee of CED Pension Plan and is a Managing Partner of Lincolnshire.


         Item 3:  Source and Amount of Funds or Other
                  Consideration.

         Item 3 is amended by adding the following paragraph:
         On April 17, 2000, the Keith W. Colburn Retirement Plan ("Colburn KEOGH") purchased 800 shares of Common Stock on the open market at a purchase price of $4.19 per share; on April 18, 2000, Colburn KEOGH purchased 2,200 shares of Common Stock on the open market at a purchase price of $4.19 per share; on April 19, 2000, the Employees' Retirement Plan of Consolidated Electrical Distributors, Inc. ("CED Pension Plan") purchased 8,000 shares of Common Stock on the open market at a purchase price of $4.26 per share; on April 20, 2000, CED Pension Plan purchased 2,000 shares on the open market at a purchase price of $4.125 per share; on April 20, 2000, Colburn KEOGH purchased 500 shares of Common Stock on the open market at a purchase price of $4.00 per share; on May 30, 2000, the Keith W. Colburn Trust ("Colburn Trust") purchased 1,000 shares of Common Stock on the open market at a purchase price of $3.94 per

CUSIP NO. 682914106                    13D                          2 OF 5
                                 Amendment No. 3

share; on August 21, 2000, Colburn Trust purchased 100 shares of Common Stock on the open market at a purchase price of $4.45 per share; on August 22, 2000, Colburn Trust purchased 900 shares of Common Stock on the open market at a purchase price of $4.27 per share; on August 25, 2000, Colburn Trust purchased 500 shares of Common Stock on the open market at a purchase price of $4.04 per share; on October 4, 2000, David D. Colburn ("D. Colburn") purchased 500 shares of Common Stock on the open market at a purchase price of $4.06 per share; on October 4, 2000, D. Colburn purchased 1,600 shares of Common Stock on the open market at a purchase price of $4.13 per share; on October 4, 2000, D. Colburn purchased 900 shares of Common Stock on the open market at a purchase price of $4.19 per share; on October 5, 2000, Colburn Trust purchased 2,000 shares of Common Stock on the open market at a purchase price of $3.94 per share; on October 19, 2000, Colburn Trust purchased 2,000 shares of Common Stock on the open market at a purchase price of $4.11 per share; and on October 20, 2000, Colburn Trust purchased 2,000 shares of Common Stock on the open market at a purchase price of $3.94 per share.

         A table identifying each purchase is included in Item 5(c) of this Amendment.

         Item 5:  Interest in Securities of the Issuer.

         Item 5 is amended and restated as follows:

         (a) and (b) The aggregate number of shares and percentage of Common Stock of the Issuer (based on the Issuer's report of Form 10Q that it had 5,264,777 shares of Common Stock outstanding as of August 14, 2000) beneficially owned by each person named in Item 2, as well as the number of shares of Common Stock as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition is set forth in the following table.

Reporting Person           No. of   Percentage       Power to Vote        Power to Dispose
                           Shares    of Class        Shared      Sole     Shared         Sole
                           Benef.
                           Owned
-------------------------------------------------------------------------------------------------
Lincolnshire               90,000     1.71%          90,000               90,000
-------------------------------------------------------------------------------------------------
Portshire Corp.            90,000(1)  1.71%          90,000(1)            90,000(1)
-------------------------------------------------------------------------------------------------
Edmundson Int.             90,000(1)  1.71%          90,000(1)            90,000(1)
-------------------------------------------------------------------------------------------------
CED                        90,000(1)  1.71%          90,000(1)            90,000(1)
-------------------------------------------------------------------------------------------------
CED Pension Plan          426,700     8.10%                     426,700                 426,700
-------------------------------------------------------------------------------------------------
Galashiels                 80,000     1.52%                      80,000                  80,000
-------------------------------------------------------------------------------------------------
Colburn KEOGH              24,500      .47%                       8,500                   8,500
-------------------------------------------------------------------------------------------------
Colburn Trust              24,500      .47%                      17,000                  17,000
-------------------------------------------------------------------------------------------------
D. Colburn                 93,000     1.77%         90,000        3,000   90,000          3,000
-------------------------------------------------------------------------------------------------

-----------
(1) Reports indirect interest in the shares of Common Stock beneficially owned by Lincolnshire Associates.

CUSIP NO. 682914106                    13D                          3 OF 5
                                 Amendment No. 3

         The information required by Item 5 with respect to persons with whom voting or dispositive power is shared is set forth in Item 2. The reporting persons collectively own 625,200 shares, representing 11.88% of the total number of shares of Common Stock outstanding.

         (c) To the best knowledge of the Reporting Persons, no person described in paragraph (a) of this Item 5 has effected any transaction in the Common Stock of the Issuer during the past 60 days other than as set forth in the table below:

Date       Purchaser       # Shares    Price        Comm'n        Total Funds
                                                                    Required
--------------------------------------------------------------------------------
04/17/00   Colburn KEOGH      800       $4.19        $.06           $  3,350
--------------------------------------------------------------------------------
04/18/00   Colburn KEOGH    2,200       $4.19        $.06           $  9,209
--------------------------------------------------------------------------------
04/19/00   CED Pension
           Plan             8,000       $4.26        $.06           $ 34,105
--------------------------------------------------------------------------------
04/20/00   Colburn KEOGH      500       $4.00        $.06           $  2,000
--------------------------------------------------------------------------------
04/20/00   CED Pension
           Plan             2,000       $4.125       $.06           $  8,370
--------------------------------------------------------------------------------
05/30/00   Colburn Trust    1,000       $3.94        $.06           $  3,942
--------------------------------------------------------------------------------
08/21/00   Colburn Trust      100       $4.45        $.06           $    445
--------------------------------------------------------------------------------
08/22/00   Colburn Trust      900       $4.27        $.06           $  3,845
--------------------------------------------------------------------------------
08/25/00   Colburn Trust      500       $4.04        $.06           $  2,020
--------------------------------------------------------------------------------
10/04/00   D. Colburn         500       $4.06        $8.00          $  2,039
--------------------------------------------------------------------------------
10/04/00   D. Colburn       1,600       $4.125        -0-           $  6,600
--------------------------------------------------------------------------------
10/04/00   D. Colburn         900      $4.1875        -0-           $  3,769
--------------------------------------------------------------------------------
10/05/00   Colburn Trust    2,000       $3.94         -0-           $  7,879
--------------------------------------------------------------------------------
10/19/00   Colburn Trust    2,000       $4.11         -0-           $  8,222
--------------------------------------------------------------------------------
10/20/00   Colburn Trust    2,000       $3.94         -0-           $  7,879
--------------------------------------------------------------------------------
TOTAL                      25,200                                   $103,714
                           ======                                   ========

         (d) To the best knowledge of the Reporting Persons, no person other than the Reporting Persons and their equity owners has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Issuer.

         (e) Not applicable.

CUSIP NO. 682914106                    13D                          4 OF 5
                                 Amendment No. 3

         Item 6:  Contracts, Arrangements, Understandings or
                  Relationships with Respect to Securities of the Issuer.

         The first paragraph of Item 6 is amended and restated to read as follows:

         Lincolnshire beneficially owns 90,000 shares of Common Stock. Portshire Corp., the general partner of Lincolnshire Associates, is a wholly owned subsidiary of Edmundson International. Therefore, Edmundson International, through its ownership of Portshire Corp., beneficially owns 90,000 shares of Common Stock. Edmundson International is itself a wholly owned subsidiary of CED. Therefore, CED, through its ownership of Edmundson International and indirect ownership of Portshire Corp., beneficially owns 90,000 shares of Common Stock. Keith W. Colburn is the beneficiary of the Colburn Trust and Colburn KEOGH, which together beneficially own 24,500 shares of Common Stock. A committee makes investment decisions for CED Pension Plan. Any two members of such committee can make investment decisions for CED Pension Plan. Two of the members on CED Pension Plan's investment committee, including Colburn and D. Colburn, also make investment decisions for Lincolnshire and, therefore, indirectly, for Portshire Corp., Edmundson International, and CED. CED Pension Plan beneficially owns 426,700 shares of Common Stock. Galashiels beneficially owns 80,000 shares of Common Stock. D. Colburn beneficially owns 3,000 shares of Common Stock.

CUSIP NO. 682914106                    13D                          5 OF 5
                                 Amendment No. 3

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 15, 2000

                                            Lincolnshire Associates, Ltd.
                                            By Its General Partner,
                                            Portshire Corp.


                                            By /s/ David C. Verbeck
                                               --------------------------
                                               David C. Verbeck
                                               Its Vice President